UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2006

Kensey Nash Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27120	36-3316412
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

735 Pennsylvania Drive, Exton, Pennsylvania 19341

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (484) 713-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 25, 2006, Kensey Nash Corporation (the “Company”) entered into an agreement for a Secured Commercial Mortgage (the “Mortgage”) with Citibank, F.S.B. (the “Bank”) (See Exhibit 10.1 attached hereto). The Mortgage provides the Company with the ability to take aggregate advances of up to $35 million through November 25, 2007 (the “Draw Period”) and is secured by the Company’s facility located at 735 Pennsylvania Drive, Exton, Pennsylvania 19341.

Advances under this Mortgage shall bear interest computed daily on the outstanding principal balance at the time of advance until paid in full. At the time of advance, the Company will elect one of the two following interest rate options: (1) LIBO Rate Option - a fluctuating interest rate equal to the one month LIBO Rate, reset monthly, plus eighty-two basis points (the Loan Credit Spread); or (2) Prime Rate Option - a fluctuating interest rate per annum equal to the prime rate.

The Company has entered into a $35 million aggregate ten-year fixed interest rate SWAP agreement (See Exhibit 10.2 attached hereto), with Citibank, N.A., to hedge its interest rate risk under the Mortgage. The SWAP agreement bears interest at a fixed rate of 5.62%, exclusive of the Loan Credit Spread. Including the Loan Credit Spread, the Company’s maximum interest rate exposure for the ten-year term of the SWAP is 6.44% (5.62% fixed interest rate plus .82% Loan Credit Spread). Under the SWAP, interest is paid on the current outstanding principal balance.

Under the Mortgage commencing on June 25, 2006, the Company is required to pay interest only on the outstanding principal amount of this Mortgage during the Draw Period. After the Draw Period, and beginning December 25, 2007, the Company shall pay principal and interest based on a twenty-five year straight-line amortization schedule.

The Mortgage contains various conditions to borrowing, and affirmative, restrictive and financial maintenance covenants. Certain of the more significant covenants require: the Company to maintain a Minimum Fixed Charge Coverage Ratio of EBITDA (as defined in the Mortgage) to debt service equal to or greater than 1.50 –to- 1.0; and maintain an interest rate hedge of at least fifty percent of the outstanding principal balance of the Mortgage through an interest rate protection product reasonably acceptable to the Bank.

The Mortgage also contains various events of default, the occurrence of which could result in a termination by the Bank and the acceleration of all the Company’s obligations under the Mortgage. These events of default include, without limitation: (i) payment defaults, (ii) breaches of covenants under the Mortgage (certain of which breaches do not have any grace period), (iii) bankruptcy events, (iv) cross-defaults and (v) transfer of mortgaged premises.

The foregoing description of the terms and conditions of the Mortgage and of the SWAP agreement are not complete and are in all respects subject to the actual provisions of the Mortgage and SWAP agreement, copies of which have been filed as exhibits to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information presented above under Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Secured Commercial Mortgage, dated May 25, 2006, between Kensey Nash Corporation and Citibank, F.S.B.

10.2	SWAP Agreement, dated May 24, 2006, between Kensey Nash Corporation and Citibank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENSEY NASH CORPORATION

By:	/S/ Wendy F. DiCicco
Wendy F. DiCicco, CPA Chief Financial Officer

Dated: June 1, 2006

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